UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 21, 2007
PEERLESS MFG. CO.
(Exact Name Of Registrant As Specified In Charter)

Texas (State or Other Jurisdiction of Incorporation)	0-5214 (Commission File Number)	75-0724417 (IRS Employer Identification No.)
2819 Walnut Hill Lane
Dallas, Texas 75229
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 357-6181

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 21, 2007, Peerless Mfg. Co. (the “Company”) entered into an employment agreement (the “Agreement”) with Peter J. Burlage, the Company’s President and Chief Executive Officer. The Agreement amends and restates Mr. Burlage’s existing employment agreement with the Company. The Agreement terminates on February 28, 2009, provided that the term of the Agreement will be extended for an additional one-year period unless Mr. Burlage or the Company provides notice of non-renewal on or prior to October 1, 2008.
     Under the Agreement, Mr. Burlage serves as the Company’s Chief Executive Officer. His annual base salary will be not less than $275,000, and he is entitled to receive benefits that the Company generally provides to other executive officers. Under the Agreement, Mr. Burlage has agreed not to compete with the Company during his employment and for one year following termination of his employment. He is also subject to confidentiality, nondisparagement and conflict of interest provisions.
     If Mr. Burlage is terminated without cause, as defined in the Agreement, he is entitled to receive severance compensation in an amount equal to his then-current annual base salary less any salary paid from the date of notice of termination to the effective date of his termination. If Mr. Burlage is terminated within one year following a change-in-control, as defined in the Agreement, he is entitled to (1) severance compensation in an amount equal to 150% of his then-current annual base salary plus any bonus paid to him in the preceding fiscal year and (2) continue to receive welfare benefits substantially similar to those he was entitled to receive from the Company immediately prior to his termination for a period of 12 months.
     The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated March 21, 2007, between Peerless Mfg. Co. and Peter J. Burlage

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
Henry G. Schopfer, III,
Chief Financial Officer
Date: March 26, 2007